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                                                                    EXHIBIT 23.3


                          Independent Auditors' Consent


The Board of Trust Managers
AmREIT:

We consent to the use of our report dated March 8, 2005 related to the historical summary of gross income and direct operating expenses of MacArthur Park Shopping Center for the year ended December 31, 2003 included herein, and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the fact that the historical summary of gross income and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of income and expenses.


                                                 /s/ KPMG LLP


Houston, Texas
April 29, 2005